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                            UNITED AUTO GROUP, INC.

                           CERTIFICATE OF DESIGNATION

                                       OF

                      SERIES A CONVERTIBLE PREFERRED STOCK

                  Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, United Auto Group, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware ("DGCL"), DOES HEREBY CERTIFY that:

                  Pursuant to the authority conferred upon the Board of Directors of the Corporation by Section 1 of Article IV of the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), and in accordance with the provisions of Section 151(g) of the DGCL, the Board of Directors of the Corporation on April 9, 1999, adopted the following resolution creating a series of Preferred Stock designated as Series A Convertible Preferred Stock.

                  RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the DGCL and the provisions of the Certificate of Incorporation, a series of the class of authorized Preferred Stock, par value $0.0001 per share, of the Corporation is hereby created and that the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof, are as follows (capitalized terms used herein shall have the meanings set forth in Section 11 hereto):

                  SECTION 1.  DESIGNATION; NUMBER; RANK.

                  (a) Designation; Number. The shares of such series shall be designated "Series A Convertible Preferred Stock" (the "Series A Preferred Stock"). The number of shares constituting the Series A Preferred Stock shall be 10,000. The Corporation may issue (i) up to 8,300 shares of the Series A Preferred Stock as an original issuance and (ii) such number of additional shares as may be required to pay dividends on the Series A Preferred Stock in additional shares of Series A Preferred Stock pursuant to Section 2(b) or pursuant to Section 8. The Corporation shall take all actions necessary or advisable to increase the number of shares of Series A Preferred Stock authorized to provide for additional issuance of Series A Preferred Stock pursuant to clause (ii) of the preceding sentence.

                  (b) Rank. The Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution or winding up, rank (i) pari passu to the Series B Preferred Stock, par value $0.0001 per share of the Corporation (the "Series B Preferred Stock"), and (ii) senior to the voting Common Stock, par value $0.0001 per share, of the Corporation (the "Voting Common Stock"), the non-voting Common Stock, par value $0.0001 per share, of the Corporation (the "Non-Voting Common Stock") and together with the Voting Common Stock,


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the "Common Stock") and all other capital stock of the Corporation issued prior to or on or after the date hereof.

                  (c) The Corporation may issue fractions of shares of Series A Preferred Stock.

                  SECTION 2.  DIVIDENDS.

                  (a) Restricted Payments. No dividend or distribution in cash, shares of stock or other property on the Common Stock or other capital stock of the Corporation shall be declared or paid or set apart for payment without the unanimous approval of the Board of Directors and unless all accumulated and unpaid dividends on the Series A Preferred Stock have been declared and paid.

                  (b) Payment of Dividends. The holders of shares of Series A Preferred Stock, on a pari passu basis with the Series B Preferred Stock, and in preference to the holders of shares of Common Stock and of any shares of other capital stock of the Corporation as to payment of dividends, shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation legally available therefor and subject to any restrictions contained in the Indenture, cumulative dividends at an annual rate equal to 6.50% of the Liquidation Preference from and after the respective dates of issuance of applicable shares of Series A Preferred Stock (the "Issue Date"), as long as the shares of Series A Preferred Stock remain outstanding. Dividends shall be (i) computed on the basis of the Liquidation Preference;
(ii) accrue and be payable semi-annually, in arrears, on the last Business Day of June and December in each year (each such date being referred to herein as a "Semi-Annual Dividend Payment Date"), commencing on the first Semi-Annual Dividend Payment Date following the Issue Date; and (iii) (X) with respect to dividends paid on or prior to the second anniversary of the Issue Date, payable in additional shares of Series A Preferred Stock valued as if the Second Closing had already occurred unless and until such time as the Company shall have made any payment or issued any shares pursuant to Section 7.4 of the Securities Purchase Agreement, after which time such dividends will be valued as if the Second Closing had not occurred (except for dividends to International Motor Cars Group II, L.L.C., which will receive shares of Series B Preferred Stock in lieu of Series A Preferred Stock) and (Y) with respect to dividends paid after the second anniversary of the Issue Date, payable in cash. Notwithstanding anything in the foregoing to the contrary, if, during any calendar year, a dividend is paid with respect to the number of shares of Voting Common Stock into which a share of Series A Preferred Stock is convertible at the time such dividend is paid, which dividend, together with all previous dividends paid during such year with respect to such number of shares of Voting Common Stock, exceeds the aggregate amount of dividends paid to such date during such year with respect to a share of Series A Preferred Stock (including amounts paid in such calendar year pursuant to this sentence), then (x) the shares of the Series A Preferred Stock shall be entitled to receive the amount of such excess at the time of the Voting Common Stock dividend and (y) any dividends otherwise payable on the Series A Preferred Stock for the remainder of such calendar year shall be reduced (not below zero) by the amount of the payment made pursuant to clause (x) above.

                  (c) Accrual of Dividends. Dividends payable pursuant to clause (b) of this Section 2 shall begin to accrue and be cumulative semi-annually from the Issue Date, whether or



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not declared. The amount of dividends so payable shall be determined on the basis of twelve 30-day months and a 360-day year. Accrued dividends not paid on any Semi-Annual Dividend Payment Date shall accrue additional dividends at an annual dividend rate of 6.50% of the Liquidation Preference until paid in full. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than 60 days or less than 10 days prior to the date fixed for the payment thereof.

                  SECTION 3. VOTING RIGHTS.

                  In addition to any voting rights provided by law, the holders of shares of Series A Preferred Stock shall have the voting rights set forth in this Section 3:

                  (a) Right to Vote as a Single Class with Holders of Common Stock. So long as any of the Series A Preferred Stock is outstanding, each share of Series A Preferred Stock shall entitle the holder thereof to vote on all matters submitted to a vote of the stockholders of the Corporation, voting together as a single class with the holders of Common Stock. The holders of each share of Series A Preferred Stock shall be entitled to vote with respect to each share of Series A Preferred Stock held by each such holder a number of votes equal to the number of votes which could be cast in such vote by a holder of the number of shares of Common Stock into which such share of Series A Preferred Stock is convertible (as adjusted pursuant to Section 8) on the record date for such vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregation of all shares of Common Stock into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

                  (b) Actions Not to be Taken Without Vote of Holders of Series A Preferred Stock. So long as any shares of Series A Preferred Stock issued pursuant to the Securities Purchase Agreement are outstanding, the affirmative vote of the holders of a majority of the shares of Series A Preferred Stock outstanding at the time of such vote shall be required in order to:

                           (i) authorize, increase the authorized number of
shares of, or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) any shares of any class or classes or series within a class of the Corporation's capital stock ranking prior to (either as to dividends or upon voluntary or involuntary liquidation, dissolution or winding up), or pari passu with, the Series A Preferred Stock (other than as contemplated herein);

                           (ii) increase the authorized number of shares of, or
issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) any shares of, Series A Preferred Stock other than as required by this Certificate of Designation; or

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                           (iii) authorize, adopt or approve an amendment to
the Certificate of Incorporation or this Certificate of Designation which would increase or decrease the par value of the shares of Series A Preferred Stock, or alter or change the powers, preferences or special rights of the Series A Preferred Stock.

                  (c) Exercise of Voting Rights. (i) The foregoing rights of holders of shares of Series A Preferred Stock to take any actions as provided in this Section 3 may be exercised at any annual meeting of stockholders or at a special meeting of stockholders held for such purpose or at any adjournment thereof, or by the written consent, delivered to the Secretary of the Corporation, of the holders of a majority of all shares of Series A Preferred Stock outstanding as of the record date of such written consent.

                      So long as such right to vote continues, the Chairman of the Board of the Corporation may call, and if the holders of Series A Preferred Stock are to vote separately as a single class, upon the written request of holders of record of 20% of the outstanding shares of Series A Preferred Stock, addressed to the Secretary of the Corporation, at the principal office of the Corporation, the Chairman of the Board of the Corporation shall call, a special meeting of the holders of shares of Series A Preferred Stock entitled to vote as provided herein. The Corporation shall use its best efforts to hold such meeting within 60, but in any event not later than 90, days after delivery of such request to the Secretary, at the place and upon the notice provided by law and in the By-Laws of the Corporation for the holding of meetings of stockholders; provided that the Corporation shall not be required to call such a special meeting if such request is received fewer than 90 days before the date fixed for the next ensuing annual meeting of stockholders of the Corporation; and provided, further, that if it is necessary for the Corporation to solicit proxies for use at such special meeting, the Corporation's obligation to conduct such special meeting shall be delayed for such period of time as is necessary for the Corporation to prepare and file a proxy statement and to obtain the Commission's clearance of such proxy statement.

                           (ii) At each meeting of stockholders at which the
holders of shares of Series A Preferred Stock shall have the right, voting separately as a single class, to take any action, the presence in person or by proxy of the holders of record of one-half of the total number of shares of Series A Preferred Stock then outstanding and entitled to vote on the matter shall be necessary and sufficient to constitute a quorum. At any such meeting or at any adjournment thereof, in the absence of a quorum of the holders of shares of Series A Preferred Stock, a majority of the holders of such shares present in person or by proxy shall have the power to adjourn the meeting as to the actions to be taken by the holders of shares of Series A Preferred Stock from time to time and place to place without notice other than announcement at the meeting until a quorum shall be present.

                           (iii) For the taking of any action as provided in
clause (b) of this Section 3 by the holders of shares of Series A Preferred Stock, each such holder shall have one vote for each share of such stock standing in his name on the transfer books of the Corporation as of any record date fixed for such purpose or, if no such date be fixed, at the close of business on the Business Day next preceding the day on which notice is given, or if notice is waived, at the close of business on the Business Day next preceding the day on which the meeting is held.

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                  SECTION 4.  CERTAIN RESTRICTIONS.

                  (a) Dividends or Distributions. Whenever any dividend payable on the Series A Preferred Stock pursuant to Section 2 shall not have been paid in full, whether in cash or in kind, the Corporation shall not declare or pay dividends, or make any other distributions, on any shares of Parity Stock or Junior Stock.

                  (b) Redemption and Purchase of Capital Stock. Whenever dividends on the Series A Preferred Stock shall not have been paid in full, whether in cash or in kind, the Corporation shall not redeem, purchase or otherwise acquire for consideration any shares of Parity Stock or Junior Stock, other than (i) pursuant to the exercise of outstanding options and warrants and
(ii) the repurchase of shares of capital stock or securities convertible into or exchangeable for capital stock of the Corporation held by employees of the Corporation upon the termination of their employment.

                  (c) Purchase of Capital Stock. The Corporation shall not permit any subsidiaries of the Corporation to purchase or otherwise acquire for consideration any shares of capital stock of the Corporation unless the Corporation could, pursuant to clause (b) of this Section 4, purchase such shares at such time and in such manner.

                  SECTION 5.  REDEMPTION.

                  (a) Optional Redemption. The Corporation shall, following the third anniversary of the initial Issue Date, have the right, at its sole option and election made in accordance with clause (b) below, to redeem all or any portion of the then outstanding shares of Series A Preferred Stock pro rata for an amount per share equal to the Liquidation Preference as of the date of the Redemption Date (the "Redemption Price") if the Current Market Price per share of Common Stock for at least 20 out of 30 consecutive Trading Days immediately preceding the date of the Redemption Notice is equal to or greater than 150% of the Conversion Price as of the first day of such 30-day period.

                  (b) Notice of Redemption. Notice of any redemption of shares of Series A Preferred Stock pursuant to clause (a) of this Section 5 shall be mailed, first class postage prepaid, to each holder of shares of Series A Preferred Stock, at such holder's address as it appears on the transfer books of the Corporation, notifying such holder of the redemption to be effected, specifying (i) the redemption date (the "Redemption Date") and (ii) the Redemption Price; and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, such holder's certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Each Redemption Notice shall be mailed not less than 20 and not more than 30 days prior to the proposed redemption date. The Redemption Date shall be determined by the Company but in no event shall be earlier than the tenth day following the date of the Redemption Notice or later than the thirtieth day following the Redemption Notice.

                  (c) Payment of Redemption Price. On the Redemption Date, the Corporation shall wire transfer to an account designated by each holder the Redemption Price for each of its shares of Series A Preferred Stock.

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                  (d) Securities Purchase Agreement. Any purchase or conversion effected pursuant to Section 7.2 or Section 7.4 of the Securities Purchase Agreement by the Purchaser (as defined in the Securities Purchase Agreement) or the Corporation shall apply to all shares of Series A Preferred Stock (and, with respect to a purchase, any shares convertible therefor), whether or not the holder thereof is the Purchaser.

                  SECTION 6.  STATUS OF CONVERTED OR REDEEMED STOCK.

                  (a) Status of Converted or Redeemed Stock. Any shares of Series A Preferred Stock converted, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares of Series A Preferred Stock shall upon their cancellation, and upon the filing of any document required by the DGCL, become authorized but unissued shares of Preferred Stock, $0.0001 par value, of the Corporation and may be reissued as part of another series of Preferred Stock, $0.0001 par value, of the Corporation.

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                  SECTION 7.  LIQUIDATION, DISSOLUTION OR WINDING UP.

                  (a) (i) If the Corporation shall (A) commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law, or (B) consent to the entry of an order for relief in an involuntary case under such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation, or of any substantial part of its property, or (C) make an assignment for the benefit of its creditors, or (D) admit in writing its inability to pay its debts generally as they become due, or (ii)(x) if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and (y) any such decree or order shall be unstayed and in effect for a period of 60 consecutive days and on account of any such event the Corporation shall liquidate, dissolve or wind up, or (iii) if the Corporation shall otherwise liquidate, dissolve or wind up, after payment or provision for the payment for the debts and other liabilities of the Corporation (each, a "Liquidation"), no distribution shall be made to the holders of shares of Junior Stock or Parity Stock unless, prior thereto, the holders of shares of Series A Preferred Stock, subject to Section 8, shall have received the Liquidation Preference with respect to each share held by holders of the Series A Preferred Stock; provided, however, that, if the amount which would have been paid upon any such Liquidation in respect of the aggregate number of shares of Voting Common Stock into which the Series A Preferred Stock is then convertible, divided by the number of shares of Series A Preferred Stock issued by the Corporation and then outstanding, is greater than the Liquidation Preference (without giving effect to any liquidation preference in favor of the holders of Series A Preferred Stock), then the holders of Series A Preferred Stock shall be entitled to receive in such Liquidation such greater amount for each share of Series A Preferred Stock then issued and outstanding.

                  (b) If, upon any such Liquidation, whether voluntary or involuntary, the assets to be distributed to the holders of the Series A Preferred Stock and the Series B Preferred Stock shall be insufficient to permit payment of the full amount of the Liquidation Preference with respect to each share of Series A Preferred Stock and each share of Series B Preferred Stock, then the entire assets of the Corporation to be distributed among the holders of the Series A Preferred Stock and Series B Preferred Stock shall be distributed ratably among such holders in accordance with the number of shares of Series A Preferred Stock and Series B Preferred Stock held by each such holder in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

                  (c) After the payment to the holders of shares of the Series A Preferred Stock of the full amount of any liquidating distribution to which they are entitled under this Article 7, the holders of the Series A Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

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                  (d) Whenever the distribution provided for in this Section 7 shall be payable in securities or property other than cash, the value of such distribution shall be the Fair Market Value of such securities or property.

                  SECTION 8.  CONVERSION.

                  (a) Right to Convert. Subject to the provisions for adjustment hereinafter set forth, each share of Series A Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Voting Common Stock as is determined by dividing the Liquidation Preference as of the Conversion Date by the Conversion Price as of the Conversion Date. The Conversion Price shall initially be $9.00 (the "Initial Conversion Price"), and shall be increased to $10.00 at the Second Closing (or such other economically equivalent amount reflecting any adjustment to the Conversion Price between the Initial Closing and the Second Closing) and shall be further subject to adjustment as provided in clauses (f) and (g) of this Section 8. The conversion right set forth in this clause (a) shall be exercisable at the option of the holder at any time following the initial Issue Date.

                  (b) Mechanics of Conversion. Conversion of the Series A Preferred Stock may be effected by any such holder upon the surrender to the Corporation at the principal office of the Corporation in the State of New York or at the office of any agent or agents of the Corporation, as may be designated by the Board of Directors of the Corporation (the "Transfer Agent"), of the certificate(s) for such Series A Preferred Stock to be converted, accompanied by a written notice (the date of such notice being referred to as the "Conversion Date") stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this
Section 8 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Voting Common Stock to be issued. In case any holder's notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Voting Common Stock in such name or names. Other than such taxes, the Corporation will pay any and all transfer, issue, stamp and other taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of shares of Voting Common Stock on conversion of Series A Preferred Stock pursuant hereto. As promptly as practicable, and in any event within five Business Days after the surrender of such certificate or certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes which are the responsibility of the holder as set forth above (or the demonstration to the satisfaction of the Corporation that such taxes have been paid), the Corporation shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable full shares of Voting Common Stock, to which the holder of shares of Series A Preferred Stock being converted shall be entitled and (ii) if less than the full number of shares of Series A Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares being converted. Such conversion shall be deemed to have been made at the close of business on the Conversion Date so that the rights of the holder thereof as to the shares being converted shall cease except for the rights pursuant to
Section 8(c) to receive shares of Voting Common Stock, in accordance herewith, and the person

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entitled to receive the shares of Voting Common Stock shall be treated for all purposes as having become the record holder of such shares of Voting Common Stock at such time.

                  In case any shares of Series A Preferred Stock are to be redeemed pursuant to Section 5, such right of conversion shall cease and terminate as to the shares of Series A Preferred Stock to be redeemed at the close of business on the Business Day preceding the Redemption Date.

                  (c) Fractional Shares. In connection with the conversion of any shares of Series A Preferred Stock into Voting Common Stock, no fractions of shares of Voting Common Stock shall be issued, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Current Market Price per share of Voting Common Stock on the Trading Day on which such shares of Series A Preferred Stock are deemed to have been converted. If more than one share of Series A Preferred Stock shall be surrendered for conversion by the same holder at the same time, the number of full shares of Voting Common Stock issuable on conversion thereof shall be computed on the basis of the total number of shares of Series A Preferred Stock so surrendered. Promptly upon conversion, the Corporation shall pay to the holder of shares of Series A Preferred Stock so converted out of funds legally available, an amount equal to any accrued and unpaid dividends on the shares of Series A Preferred Stock surrendered for conversion to the date of such conversion, together with cash in lieu of any fractional interest of such holder.

                  (d) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Series A Preferred Stock, free from any preemptive rights, such number of its authorized but unissued shares of Voting Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series A Preferred Stock issued or issuable pursuant to the Securities Purchase Agreement into Voting Common Stock, and shall take all actions required to increase the authorized number of shares of Voting Common Stock if necessary to permit the conversion of all outstanding shares of Series A Preferred Stock.

                  (e) Initial Conversion Price. The initial Conversion Price shall equal $9.00 (the "Initial Conversion Price") (subject to adjustment from time to time as provided in this Section 8).

                  (f) Adjustment to Conversion Price for Stock Dividends and for Combinations or Subdivisions of Common Stock. (i) In case the Corporation shall at any time or from time to time after the Closing Date (A) pay a dividend or make a distribution on the Outstanding shares of Common Stock in shares of Common Stock, (B) subdivide the Outstanding shares of Common Stock,
(C) combine the Outstanding shares of Common Stock into a smaller number of shares or (D) issue by reclassification of the shares of Common Stock any shares of capital stock of the Corporation, then, and in each such case, the Conversion Price in effect immediately prior to such event or the record date therefor, whichever is earlier, shall be adjusted so that the holder of any shares of Series A Preferred Stock thereafter surrendered for conversion into Voting Common Stock shall be entitled to receive the number of shares of Voting Common Stock or other securities of the Corporation which such holder would have owned or have been entitled to receive after the happening of any of the events described above, had such shares of Series A Preferred Stock been surrendered for conversion immediately prior to the happening of such event or the record date therefor, whichever is earlier. An adjustment made pursuant to this clause
(i) shall become effective (x) in the case of any such dividend or distribution, on the date of such dividend or distribution retroactive to immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (y) in the case of such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective. No adjustment shall be made pursuant to this clause (i) in connection with any transaction to which clause (g) applies.

                           (ii) In case the Corporation shall issue shares of
Common Stock (or rights, warrants or other securities convertible into or exchangeable for shares of Common Stock) (collectively, "Additional Shares") after the Closing Date at a price per share (or having a conversion price per share) less than the Conversion Price as of the date of issuance of such shares (or, in the case of convertible or exchangeable securities, less than the Conversion Price as of the date of issuance of the rights, warrants or other securities in respect of which shares of Common Stock were issued), then, and in each such case, the Conversion Price shall be reduced to an amount determined by multiplying (A) the Conversion Price in effect on the day immediately prior to such date by (B) a fraction, the numerator of which shall be the sum of (1) the number of shares of Common Stock Outstanding immediately prior to such sale or issue multiplied by the then applicable Conversion Price per share (the "Adjustment Price") and (2) the aggregate consideration receivable by the Corporation for the total number of shares of Common Stock so issued (or into or for which the rights, warrants or other convertible securities may convert or be exercisable), and the denominator of which shall be the sum of (x) the total number of shares of Common Stock Outstanding immediately prior to such sale or issue and (y) the number of Additional Shares issued (or into or for which the rights, warrants or convertible securities may be converted or exercised), multiplied by the Adjustment Price. An adjustment made pursuant to this clause (ii) shall be made on the next Business Day following the date on which any such issuance is made and shall be effective retroactively to the close of business on the date of such issuance. For purposes of this clause (ii), the aggregate consideration receivable by the Corporation in connection with the issuance of shares of Common Stock or of rights, warrants or other securities convertible into shares of Common Stock shall be deemed to be equal to the sum of the aggregate offering price (before deduction of underwriting discounts or commissions and expenses payable to third parties) of all such Common Stock, rights, warrants and convertible securities plus the aggregate amount (as determined on the date of issuance), if any, payable upon exercise or conversion of any such rights, warrants and convertible securities into shares of Common Stock. If, subsequent to the date of issuance of such right, warrants or other convertible securities, the exercise or conversion price thereof is reduced, such aggregate amount shall be recalculated and the Conversion Price shall be adjusted retroactively to give effect to such reduction. On the expiration of any option or the termination of any right to convert or exchange any securities into Additional Shares, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such expiration or termination (but taking into account other adjustments made following the time of issuance of such options or securities) had such option or security, to the extent outstanding immediately prior to such expiration or termination, never been issued. If Common Stock is sold as a unit with other securities, the aggregate consideration received for such Common Stock shall be deemed to be net of the Fair Market Value of such other securities. The issuance or reissuance of (i) any shares of Common Stock or rights, warrants or other securities convertible into shares of Common Stock (whether treasury shares or newly issued shares) (A) pursuant to a dividend or distribution on, or subdivision, combination or reclassification of, the Outstanding shares of Common Stock requiring an adjustment in the Conversion Price pursuant to clause
(i) of this clause (f); (B) pursuant to any restricted stock or stock option plan or program of the Corporation involving the grant of options or rights to acquire Common Stock to directors, officers and employees of the Corporation and its Subsidiaries so long as the granting of such options or rights has been approved by the full Board of Directors or a committee of the Board of Directors on which a director designated by a majority of the holders of the Series A Preferred Stock is a member; (C) pursuant to any option, warrant, right, or convertible security outstanding as of the Closing Date, or (ii) the Series A Preferred Stock, the Series B Preferred Stock, Warrants and any shares of Common Stock issuable upon conversion or exercise thereof shall not be deemed to constitute an issuance of Common Stock or convertible securities by the Corporation to which this clause (ii) applies. No adjustment shall be made pursuant to this clause (ii) in connection with any transaction to which clause
(g) applies.

                           (iii) The term "dividend," as used in this clause
(f), shall mean a dividend or other distribution upon the capital stock of the Corporation.

                           (iv) Anything in this clause (f) to the contrary
notwithstanding, the Corporation shall not be required to give effect to any adjustment in the Conversion Price (x) if, in connection with any event which would otherwise require an adjustment pursuant to this clause (f), the holders of Series A Preferred Stock have received the dividend or distribution to which such holders are entitled under Section 2 hereof or (y) unless and until the net effect of one or more adjustments (each of which shall be carried forward), determined as above provided, shall have resulted in a change of the Conversion Price such that the number of shares of Voting Common Stock receivable upon conversion of each share of Series A Preferred Stock would differ by at least one one-hundredth of one share of Voting Common Stock, and when the cumulative net effect of more than one adjustment so determined shall be to change the Conversion Price by at least one one-hundredth of one share of Voting Common Stock, such change in Conversion Price shall thereupon be given effect.

                           (v) The certificate of any firm of independent
public accountants of recognized national standing selected by the Board of Directors of the Corporation (which may be the firm of independent public accountants regularly employed by the Corporation) shall be presumptively correct for any computation made under this clause (f).

                           (vi) If the Corporation shall take a record of the
holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the number of shares of

Common Stock issuable upon exercise of the right of conversion granted by this clause (f) or in the Conversion Price then in effect shall be required by reason of the taking of such record.

                  (g) Adjustment to Conversion Price for Reclassification and Reorganization. In the case of any consolidation or merger of the Corporation with or into another corporation (a "Transaction") occurring at any time, each share of Series A Preferred Stock then outstanding shall thereafter be convertible into, in lieu of the Voting Common Stock issuable upon such conversion prior to consummation of such Transaction, the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Transaction by a holder of that number of shares of Voting Common Stock into which one share of Series A Preferred Stock was convertible immediately prior to such Transaction. In case securities or property other than Voting Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this Section 8 shall be deemed to apply, so far as appropriate and nearly as may be, to such other securities or property.

                  (h) Notice of Record Date. In case at any time or from time to time (i) the Corporation shall pay any stock dividend or make any other non-cash distribution to the holders of its Common Stock, or offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or any other right, or (ii) there shall be any capital reorganization or reclassification of the Common Stock of the Corporation or consolidation or merger of the Corporation with or into another corporation, or any sale or conveyance to another corporation of the property of the Corporation as an entirety or substantially as an entirety, or (iii) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then, in any one or more of said cases the Corporation shall give at least 20 days' prior written notice (the time of mailing of such notice shall be deemed to be the time of giving thereof) to the registered holders of the Series A Preferred Stock at the addresses of each as shown on the books of the Corporation maintained by the Transfer Agent thereof of the date on which
(A) a record shall be taken for such stock dividend, distribution or subscription rights or (B) such reorganization, reclassification, consolidation, merger, sale or conveyance, dissolution, liquidation or winding up shall take place, as the case may be; provided that, in the case of any Transaction to which clause (g) applies the Corporation shall give at least 30 days' prior written notice as aforesaid. Such notice shall also specify the date as of which the holders of the Common Stock of record shall participate in said dividend, distribution or subscription rights or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale or conveyance or participate in such dissolution, liquidation or winding up, as the case may be. Failure to give such notice shall not invalidate any action so taken.

                  (i) Conversion into Series B Preferred Stock. In addition to the other provisions of this Section 8, the holders of Series A Preferred Stock shall be entitled to convert their shares of Series A Preferred Stock into shares of Series B Preferred Stock under the identical terms, procedures and restrictions as a holder of shares of Non-Voting Common Stock may convert such shares into shares of Voting Common Stock except that, for purposes of this Certificate, the term "Regulated Stockholder" shall also include International Motor Cars Group II, LLC, Chase Equity Associates, L.P. or any other stockholder (x) that is subject to the provisions of Regulation Y and (y) that holds shares of Common Stock or Preferred Stock of the Corporation.

                  SECTION 9. REPORTS AS TO ADJUSTMENTS.

                  Upon any adjustment of the Conversion Price then in effect and any increase or decrease in the number of shares of Voting Common Stock issuable upon the operation of the conversion provisions set forth in Section 8, then, and in each such case, the Corporation shall promptly deliver to the Transfer Agent of the Series A Preferred Stock and Voting Common Stock, a certificate signed by the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the Conversion Price then in effect following such adjustment and the increased or decreased number of shares issuable upon a conversion following such adjustment, and shall set forth in reasonable detail the method of calculation of each and a brief statement of the facts requiring such adjustment. Where appropriate, such notice to holders of the Series A Preferred Stock may be given in advance and included as part of the notice required under the provisions of Section 8(h).

                  SECTION 10. CERTAIN COVENANTS.

                  Any registered holder of Series A Preferred Stock may proceed to protect and enforce its rights and the rights of such holders by any available remedy by proceeding at law or in equity to protect and enforce any such rights, whether for the specific enforcement of any provision in this Certificate of Designation or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

                  SECTION 11. DEFINITIONS.

                  For the purpose of this Certificate of Designation of Series A Convertible Preferred Stock, the following terms shall have the meanings indicated:

                  "Board of Directors" shall mean the board of directors of the Corporation.

                  "Business Day" shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the States of New York are authorized or obligated by law or executive order to close.

                  "Closing Date" shall mean the date on which the closing of the transactions contemplated by the Securities Purchase Agreement occurred.

                  "Commission" shall mean the Securities and Exchange
         Commission.

                  "Conversion Date" shall have the meaning as set forth in
         Section 8(b) hereof.

                  "Conversion Price" shall mean the Initial Conversion Price, subject to adjustment as provided in Section 8.

                  "Current Market Price," when used with reference to shares of Common Stock or other securities on any date, shall mean the closing sale price per share of Common Stock or such other securities on such date and, when used with reference to shares of Common Stock or other securities for any period shall mean the average of the daily closing sale prices per share of Common Stock or such other securities for such period. If the Common Stock is listed or admitted to trading on a national securities exchange, the closing price shall be the closing sale price, regular way, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Common Stock or such other securities are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock or such other securities are listed or admitted to trading. The closing price for each day shall be the closing sale price in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or such other system then in use, or, if on any such date the Common Stock or such other securities are not quoted by any such organization, the closing sale price as furnished by a professional market maker making a market in the Common Stock or such other securities selected by the Board of Directors of the Corporation. If the Common Stock or such other securities are not publicly held or so listed or publicly traded, "Current Market Price" shall mean the Fair Market Value per share of Common Stock or of such other securities as determined in good faith by the Board of Directors of the Corporation based on an opinion of an independent investment banking firm acceptable to holders of a majority of the shares of Series A Preferred Stock, which opinion may be based on such assumptions as such firm shall deem to be necessary and appropriate.

                  "Fair Market Value" shall mean, as to shares of Common Stock or any other class of capital stock or securities of the Corporation or any other issuer which are publicly traded, the average of the Current Market Prices of such shares of securities for each day of the Adjustment Period. The "Fair Market Value" of any security which is not publicly traded or of any other property shall mean the fair value thereof as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or property selected in good faith by the Board of Directors or a committee thereof.

                  "Indenture" shall mean the Indenture, dated as of July 23, 1997, between United Auto Group, Inc., the Guarantors Party thereto and the Bank of New York, as Trustee and the Indenture, dated as of September 16, 1997, between United Auto Group, Inc., the Guarantors Party thereto and the Bank of New York, as Trustee.

                  "Initial Closing" shall have the meaning ascribed to such term in the Securities Purchase Agreement.

                  "Initial Conversion Price" shall have the meaning as set forth in Section 8(e) hereof.

                  "Junior Stock" shall mean any capital stock of the Corporation ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock.

                  "Liquidation Preference" with respect to a share of Series A Preferred Stock shall mean $9,000.00 (which amount shall be increased to $10,000.00 at the Second Closing, or such other economically equivalent amount reflecting any adjustment to the Liquidation Preference between the Initial Closing and the Second Closing) (as adjusted for any stock dividends, combinations or splits with respect to such share), plus an amount equal to all accrued but unpaid dividends (whether or not declared) on such share.

                  "Outstanding" shall mean, when used with reference to Common Stock, at any date as of which the number of shares thereof is to be determined, fully diluted shares of Common Stock (calculated as prescribed by generally accepted accounting principles), except shares then owned or held by or for the account of the Company or any subsidiary thereof.

                  "Parity Stock" shall mean any capital stock of the Corporation ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock.

                  "Person" shall mean any individual, firm, corporation, partnership or other entity, and shall include any successor (by merger or otherwise) of such entity.

                  "Second Closing" shall have the meaning ascribed to such term in the Securities Purchase Agreement.

                  "Securities Purchase Agreement" shall mean the securities purchase agreement, dated as of April 12, 1999, between the Corporation and International Motor Cars Group I, L.L.C. and International Motor Cars Group II, L.L.C.

                  "Trading Day" means a Business Day or, if the Common Stock is listed or admitted to trading on any national securities exchange, a day on which such exchange is open for the transaction of business.

                  IN WITNESS WHEREOF, the officers named below, acting for and on behalf of United Auto Group, Inc., have hereunto subscribed their names on this 30th day of April, 1999.

                             UNITED AUTO GROUP, INC.

                             By: /s/ James Davidson
                                 ---------------------------------------------
                                 Name:  James Davidson
                                 Title: Executive Vice President -- Accounting and Fixed Operations

Attest:

By: /s/ Tambra S. King
    ------------------------------------
    Name:  Tambra S. King
    Title: Vice President and Secretary